Exhibit 10.20

Dell Financial Services

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) the type that the registrant customarily and actually treats as private or confidential.

GLOBAL FRAMEWORK AGREEMENT No.

CUSTOMER: NAME Address 1 Address 2 Address 3 (you)	FUNDER: Address 1 Address 2 Address 3 (we or us)

This Global Framework Agreement (Agreement), effective as of the last date signed below, provides a standard set of terms for Funder Entities (See Appendix 1) and Customer Entities (see Appendix 2, as such appendix may be amended or supplemented from time to time in a document signed by both parties hereto) to complete agreements to acquire and/or use hardware, software, services or other rights (collectively the Products).

1.
ENTITIES. Any of the Funder Entities and the Customer Entities may enter into an agreement for Products pursuant to this Agreement by executing a schedule (Schedule). Each Schedule under this Agreement is a separate agreement. Each Schedule will incorporate this Agreement and may contain additional terms. When signed by a Customer Entity and a Funder Entity, the Schedule will be non-cancellable.
2.
ACCEPTANCE OF PRODUCTS, SIGNING OF SCHEDULE. You have or will enter into a supply contract with a supplier of your choice (Supplier) for Products. From time-to-time we may provide funds to the Supplier for such Products detailed in a Schedule. You are responsible for the delivery and installation of the Products to the location specified in the relevant Schedule (Location). If you reject the Products for good cause, you must notify us within ten business days from the date the Products are delivered to you; otherwise you will be deemed to have accepted the Products. After acceptance, we will send you a Schedule. If the Schedule has no material errors, you agree to sign and return that Schedule within 10 days after you receive it or you will pay to us at our request the amount we are obligated to pay the Supplier. Each Schedule will start on its Commencement Date (as defined on the Schedule). You agree to make payments to us for the Products for at least the minimum term in the Schedule (Minimum Period). You will have no title, right or interest in the Products, except the right of quiet enjoyment and use of the Products in accordance with the terms of this Agreement, except as otherwise set forth in the applicable Schedule.
3.
PAYMENTS, TAXES AND PAYMENT OBLIGATION. The payments to be made during the Minimum Period and any other payments due under a Schedule (Payments) will be specified in its Schedule and must be made electronically by automatic debit. Your obligation to pay all amounts when due and to otherwise perform as required under this Agreement and each Schedule is absolute and unconditional and Customer will not withhold payment for any reason whatsoever including any claims by Customer against Funder, Supplier or manufacturer of the Products, total or partial loss of the Products or their use or possession, or otherwise, or the bankruptcy of any person. You must make all Payments clear of any government-imposed charges of any kind (Taxes) unless you timely provide us with a tax-exemption certificate acceptable to the relevant taxing authority. If you are required to withhold taxes you will notify Funder of any such withholding and provide evidence of remittance to the applicable tax authority. If you do not pay any amount under this Agreement or any Schedule on time you will pay daily interest at a rate equivalent to the lesser of (a) [***]% per month; or (b) the maximum interest rate permitted by applicable law from the date you should have paid that amount until it is actually paid.
4.
USE AND LOCATION. You may only use the Products for predominantly business purposes and you must comply with all applicable laws. You must not sell or charge the Products nor allow the creation of any lien over the Products, other than (x) governmental charges or (y) liens arising by operation of law. If you notify us beforehand, you may permanently move Products from the Location to any location in the same country. Products which are readily portable may be used temporarily outside of the country of the Location. You must maintain the Products in good repair, condition and working order.
5.
RETURN. Upon expiration or termination of a Schedule, you will (a) remove all data, including any personal data, from the relevant Products; and (b) return the tangible Products to a place reasonably designated by us. You will pay all reasonable costs associated with the return of the Products and will promptly pay us for all missing, incomplete or damaged Products, except fair wear and tear. On the return of any Products to us, any alterations will become our property free of all third-party rights or claims.

6.
INSURANCE AND RISK OF LOSS. From the date the Products are delivered to you until the Products are returned to, or recovered by us, you will insure the Products for all risks which a prudent owner or operator would normally insure against. You will provide evidence of insurance if we request it.
7.
DISCLAIMER AND DAMAGES. You acknowledge that you have selected the Products and made sure that they are fit and suitable for your purposes. If any Products are unsatisfactory for any reason, you agree that your remedy is to make a claim against the Supplier. We make no warranty, representation or undertaking (whether express or implied) regarding the Products. You agree that we will not be liable for any damages related to the sale or use of any Products nor for consequential damages that you might incur. To the extent permitted by applicable law, you are responsible for all damages caused by or related to this Agreement or the Products and you will reimburse and defend us against any such claim of damages.
8.
REMEDIES. If (a) you fail to pay any amount due within 30 days of its due date; (b) you make a material misrepresentation related to this Agreement or any Schedule; (c) you are in material breach of this Agreement, a Schedule, or any other agreement with the Funder Entities and you fail to fix that breach within 30 days; or (d) there is a change in your ownership or majority shareholder voting rights which in our opinion affects your credit risk profile, then you will be in default (Default). We may terminate this Agreement and/or any Schedule(s) upon the occurrence of a Default. Where we terminate due to a Default, our consent to your possession of the Products shall immediately cease, you must return the Products, and immediately pay us the amount equal to the sum of (i) all Payments and other amounts then due, plus (ii) a sum equal to all the Payments that would have been payable (in the absence of any early termination) during the remainder of each Minimum Period of each Schedule, plus for any Product not returned (iii) the present value of the estimated in place fair market value of the Product at the end of the Schedule as reasonably determined by us. Unless priced as a tax-exempt Schedule, we will calculate the present value under (ii) and (iii) using a [***]% discount rate. In the event of a Default, you will be liable for and will pay on demand all costs and expenses including all reasonable legal fees that we may incur as a result of this Default.
9.
ASSIGNMENT. You may not transfer or assign your rights or obligations under this Agreement or any Schedule without our prior written consent. We may, without notice, sell, assign, novate or transfer our rights under this Agreement and/or any Schedule provided that it does not affect your rights or obligations under this Agreement and/or any Schedule.
10.
LAW AND VENUE. The Law and Venue covering this Agreement and each Schedule can be found in Appendix 3.
11.
MISCELLANEOUS. You confirm that you will comply with all applicable laws, orders and regulations of any governmental authority with jurisdiction over the activities connected to this Agreement. You further confirm that you will provide to us any information required to allow us to comply with any applicable laws, orders or regulations related to this Agreement and such financial information as we may reasonably require to confirm your credit risk profile. You grant us a security interest in the Products, and all related proceeds, and authorize us to file any related financing statements. If any provision of this Agreement or any Schedule is found to be unenforceable, that finding will not affect the enforceability of the remainder of the applicable document or any related document and we will use our best efforts to replace such provision with an enforceable provision approximating our original intent. This Agreement and any Schedule may be signed in any number of counterparts. References to any statute, statutory instrument, regulation or order shall be deemed to be a reference to that statute, statutory instrument, regulation or order as amended, varied or replaced from time to time. This Agreement and any Schedule may only be amended in a document signed by both parties, except that a Schedule may be changed by written notice from the Funder Entity to the Customer Entity provided such notice is (1) to reflect any change that does not have a financial impact (for example, serial numbers) or (2) to adjust the related Payments on the Schedule (any increase up to 15% or any decrease) but only when caused by the Customer Entity changing its order with the Supplier or due to Taxes. In the event of any conflict between the Schedule and the Agreement, the Schedule will prevail. You are subject to and responsible for compliance with the export control and economic sanctions laws of all applicable jurisdictions (together, Applicable Trade Laws). Products may not be used, sold, leased, exported, imported, re-exported, or transferred except in compliance with the Applicable Trade Laws. You represent and warrant that you are not the subject or target of or located in a country or territory that is the subject or target of economic sanctions under the Applicable Trade Laws. You will defend and indemnify us and our affiliates against any third-party claim resulting from a breach of any of the foregoing. Trade Compliance requirements available at www.dell.com/tradecompliance contain further information and requirements on compliance with Applicable Trade Laws and then-current restrictions you must adhere to. In addition, you confirm that you will comply with all applicable laws, orders and regulations of any governmental authority with jurisdiction over the activities connected to this Agreement, including but not limited to anti-money laundering, anti-bribery and corruption, financial, and restrictive measures. You further confirm that you will provide to us any information required to allow us to comply with any applicable laws, orders or regulations related to this Agreement.

12.
DATA PROTECTION AND CONFIDENTIALITY. The data and privacy terms relevant to this Agreement and the Location of Financing are listed in the table in Appendix 1 (Privacy Terms) and contains information on how a data subject’s personal data may be used by us. If you provide us with personal and/or credit data relating to individuals within your organisation, you represent and warrant to us that you will provide any such individual with the information contained in the Privacy Terms together with any other information required by local data protection law. You also consent to our use and disclosure of your business information in a manner similar to that set out in the Privacy Terms.
13.
SCHEDULE CONTROLS. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict between the provisions of this Agreement (including, without limitation, Clauses 2 and 5), the provisions of the applicable Schedule shall govern.

ACCEPTED BY:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Appendixes 1, 2, and 3 have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in this appendix or the disclosure document. The registrant will furnish supplementally copies of the schedules to the Securities and Exchange Commission or its staff upon request.